UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

CORILLIAN CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 0-29291

Oregon	91-1795219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 NW John Olsen Place Hillsboro, Oregon	97124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 629-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01 Other Events.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 2.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement

     On March 31, 2005, Corillian Corporation, an Oregon corporation (“Corillian”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with InteliData Technologies Corporation, a Delaware corporation (“InteliData”) and Wizard Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corillian (“Merger Sub”). On March 31, 2005, Corillian and InteliData issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Merger Agreement

     The Merger Agreement provides for the strategic combination of Corillian and InteliData by means of a merger of InteliData with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation. Following the Merger, Merger Sub will be a wholly-owned subsidiary of Corillian.

     As a result of the Merger, each issued and outstanding share of InteliData common stock that is held by Corillian, InteliData or their direct or indirect wholly-owned subsidiaries will be cancelled. All other issued and outstanding shares of InteliData common stock will be exchanged for certain per share cash consideration plus a fraction of a share of Corillian common stock calculated pursuant to an exchange ratio, subject to adjustment, as set forth in the Merger Agreement. Under the terms of the Merger Agreement, Corillian will issue approximately 4,918,032 shares of its common stock to the shareholders of InteliData. Corillian will also pay $4.5 million in cash, subject to certain adjustments.

     Corillian and InteliData made customary representations, warranties and covenants in the Merger Agreement. The consummation of the Merger is subject to the approval of InteliData’s shareholders and other customary closing conditions. The Merger is intended to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     The directors of Merger Sub and the officers of InteliData immediately prior to the Merger will become the directors and officers of the surviving corporation until their respective successors are duly elected and qualified or appointed.

     The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Additional Information About this Transaction

     In connection with the Merger between Corillian and InteliData, Corillian will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 and InteliData will file a proxy statement with the SEC, each of which will contain the proxy statement/prospectus of InteliData and Corillian, in addition to other relevant documents concerning the Merger with the SEC. Investors are urged to read the proxy statement/prospectus and any other relevant documents when they become available because they will contain important information about InteliData, Corillian and the Merger. Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. In addition, documents filed with the SEC by Corillian can be obtained by contacting Corillian at the following address and telephone number: 3400 NW John Olsen Place, Hillsboro, Oregon 97124, (800) 863-6445. Documents filed by InteliData with the SEC can be obtained by contacting InteliData at the following address and telephone number: 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, (800) 878-1053. Investors are urged to read the proxy statement/prospectus and any other relevant documents when they become available carefully before making a decision concerning the Merger.

Corillian, InteliData and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of InteliData in connection with the Merger. Information about the directors and executive officers of InteliData and their ownership of InteliData common stock is set forth in the proxy statement, dated April 19, 2004, for InteliData’s 2004 annual meeting of stockholders, as filed with the SEC. Information about the directors and executive officers of Corillian and their ownership of Corillian common stock is set forth in the proxy statement, dated March 30, 2004 for Corillian’s 2004 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.

Item 8.01 Other Events.

     On March 31, 2005, Corillian and InteliData issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger, dated March 31, 2005, by and among Corillian Corporation, InteliData Technologies Corporation and Wizard Acquisition Corporation.

99.1	Press Release issued by Corillian Corporation and InteliData Technologies Corporation, dated March 31, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2005

CORILLIAN CORPORATION
By:	/s/ Alex P. Hart
Alex P. Hart President and Chief Executive Officer

CORILLIAN CORPORATION

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description
2.1	Agreement and Plan of Merger, dated March 31, 2005, by and among Corillian Corporation, InteliData Technologies Corporation and Wizard Acquisition Corporation.

99.1	Press Release issued by Corillian Corporation and InteliData Technologies Corporation, dated March 31, 2005.